                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



    Date of report (Date of earliest event reported):    February 22, 2000
                                                       ----------------------



                       ASCENT ENTERTAINMENT GROUP, INC.
            (Exact name of registrant as specified in its charter)


      Delaware                              0-27192          52-1930707
     (State or other jurisdiction of       (Commission      (I.R.S. Employer
      incorporation or organization)        File No.)        Identification No.)



                      1225 Seventeenth Street, Suite 1800
                            Denver, Colorado  80202
                   (Address of principal executive offices)

                                (303) 308-7000
             (Registrant's telephone number, including area code)
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Item 5.     Other Events
            ------------

Agreement and Plan of Merger
----------------------------

     On February 22, 2000, Ascent Entertainment Group, Inc. (the "Company" or "AEG") entered into an Agreement and Plan of Merger dated as of February 22, 2000 (the "Merger Agreement") among AEG, Liberty Media Corporation ("Liberty") and a direct wholly-owned subsidiary of Liberty, AEG Acquisition Inc. ("MergerSub"). Pursuant to the Merger Agreement, Liberty will offer to purchase all of the outstanding shares of common stock of AEG at a purchase price of $15.25 per share. If Liberty acquires a majority of such shares pursuant to the offer, the Merger Agreement would require Liberty to merge AEG with MergerSub in a transaction in which any remaining stockholders of AEG would be entitled to receive $15.25 per share. Liberty intends to file a Tender Offer Statement on Form TO (the "Schedule TO") on or prior to February 28, 2000, which Schedule TO will describe the terms and conditions of the offer in greater detail.

     Additionally, in connection with the transactions contemplated by the Merger Agreement, on February 22, 2000, the Company entered into an Amendment to the Rights Agreement between the Company and The Bank of New York, as rights agent, dated June 27, 1997 (the "Amendment"). The Amendment provides that the transactions contemplated by the Merger Agreement would not cause the rights granted under the Rights Agreement to become exercisable or result in either Liberty or MergerSub or any of their affiliates being considered an "Acquiring Person" or cause the occurrence of a "Distribution Date" (each as defined in the Rights Agreement). Copies of the Merger Agreement and the Amendment are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and each is incorporated herein in its entirety. Additionally, on February 22, 2000, AEG and Liberty issued a press release announcing that they had entered into the Merger Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.



Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c)  Exhibits
     --------

     10.1 Merger Agreement made as of February 22, 2000 among the Company, Liberty and MergerSub.
     10.2 Amendment to Rights Agreement, dated February 22, 2000 between the Company and The Bank of New York, as rights agent.
     99.1  Press release issued by Liberty and the Company on February 22, 2000.
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                                  SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT ENTERTAINMENT GROUP, INC.
--------------------------------



By:   /s/ Arthur M. Aaron
   -------------------------------------------------
Arthur M. Aaron
Executive Vice President, Business Affairs

Date: February 24, 2000